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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): June 26, 2003


                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


           Delaware                       000-22474              87-0418807
           --------                       ---------              ----------
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer
         incorporation                                       Identification No.)


                  100 Penn Square East, Philadelphia, PA 19107
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                (Address of principal executive offices/Zip Code)


        Registrant's telephone number, including area code: 610-668-2440


                111 Presidential Boulevard, Bala Cynwyd, PA 19004
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)




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ITEM 5. OTHER INFORMATION; ITEM 12. RESULTS OF OPERATIONS AND
        FINANCIAL CONDITION

         American Business Financial Services, Inc. ("we") currently anticipates incurring a loss for the quarter and year ended June 30, 2003 due to our inability to complete our typical publicly underwritten quarterly securitization of loans during the last quarter of our fiscal year. The exact amount of the loss for the year ended June 30, 2003 cannot be determined at this time but such loss is expected to be in the range of $20 to $30 million. The primary factor in determining the amount of the loss is the amount of the valuation adjustment to our securitization assets. To the extent necessary, we intend to request that our lenders grant waivers of any covenants that we may not be in compliance with as a result of this loss.

         We are currently implementing other options for the sale of our loans, including whole loan sales and considering privately placed securitization transactions. In this regard, we entered into an agreement to sell up to $700 million in whole loans on a servicing-released basis, subject to certain conditions, including satisfactory completion of due diligence on each loan sale transaction. From July 1, 2003 to the date of this report, we have completed the sale of approximately $227 million of that total. We are also negotiating agreements with other lenders to sell loans on a whole loan basis. These transactions represent our move toward less reliance on quarterly publicly underwritten securitizations, in favor of whole loan sales for cash which will allow us to streamline operations, offer a broader product line and capture strategic efficiencies. These changes currently require a smaller employee base and as a result, we reduced our workforce by 153 positions. We will continue to consider securitizations as opportunities arise. A previous $300 million loan purchase facility between us and UBS Principal Financial, LLC expired pursuant to its terms, and UBS has no further obligation to purchase loans from us.

         Unlike securitizations, whole loan sales are typically structured as a sale with servicing released and we do not retain securitization assets such as interest-only strips. As a result, we will not, with respect to the whole loans sold, receive future servicing income or cash flow from interest-only strips generated in the securitization process. This will not affect our existing mortgage servicing rights or interest only strips. Although we realize significantly higher gains from securitizations than from whole loan sales, the benefit of whole loan sales is that we receive those gains immediately in cash.

         We are in the business of making and selling loans, primarily through whole loan sales and securitizations. Prior to 1995, our primary method of selling loans was through whole loan sales and we did not engage in securitizations. From January 1995 through March 31, 2003, our primary method of selling loans was through securitizations. Our method of selling loans at any given time varies according to prevailing market conditions and other factors.

         Reference is made to the Form 8-K filed on June 13, 2003, regarding the civil subpoena received by us from the Civil Division of the U.S. Attorney's Office, which is part of an initiative in which other companies in the industry have received subpoenas. Our attorneys have advised us that this matter is in the preliminary stage and there has been no determination of wrong doing. We are cooperating with the U.S. Attorney's Office and the scope and the time period covered by the civil subpoena have been substantially reduced at this time.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 17, 2003

                    AMERICAN BUSINESS FINANCIAL SERVICES, INC.


                    By:    Anthony J. Santilli
                           ------------------------------------------------
                    Name:  Anthony J. Santilli
                    Title: Chairman, Chief Executive Officer, President,
                           Chief Operating Officer and Director